Exhibit 16.1

December 30, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ARKO Corp. under Item 4.01 of its Form 8-K dated December 22, 2020. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ARKO Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

Houston, Texas